Exhibit 99.1

Evergreen Energy Inc. Provides Update on Sale Process and Status

Implements Executive and Staff Reductions

DENVER, December 16, 2011 — Evergreen Energy Inc. (OTCBB: EVEI), today announced that the process undertaken with its financial advisor, Dahlman Rose & Company, LLC, for the sale of its K-Fuel Business or any other strategic alternatives has not resulted in the identification of any interested parties.  All parties who previously had expressed interest in exploring a potential transaction with the Company have terminated discussions.  The Company is considering its remaining strategic alternatives, however, there is no assurance that the Company will be able to identify additional financing or any other strategic alternative that will enable the Company to continue its operations.

To conserve its remaining limited resources, on December 15, 2011 the Company reduced its employee staff from 25 to 5, including termination of the majority of its executive officers.

Evergreen Energy Inc.

Evergreen Energy Inc. offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel ® . K-Fuel ® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite. The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture. For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. The ability of the Company to continue its operations is dependent upon the identification and completion of a strategic transaction, including obtaining additional financing.  There can be no assurance that any such strategic transaction or financing will be identified or completed.

Contacts:

Evergreen Energy Inc. Contact:
Becky Herrick, LHA
415.433.3777
bherrick@lhai.com